Exhibit 10.26

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

Between

TRULITE, INC.

and

ERIC J. LADD

dated as of March 28, 2006

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 26th day of March, 2006 by and between Trulite, Inc., a Delaware corporation (the “Company”), and Eric J. Ladd (“Employee”).

WITNESSETH:

WHEREAS, Employee entered into that certain Employment Agreement, dated as of July 28, 2004, with the Company (the “Original Agreement”), and agreed to serve as an employee of the Company according to the terms of the Original Agreement; and

WHEREAS, Employee entered into that certain Amended and Restated Employment Agreement dated February 4, 2005, with the Company (the “Second Agreement”); and

WHEREAS, Employee and the Company now wish to further amend the Second Agreement to set forth the terms under which employee shall be employed on a full-time basis by the Company rather than one-half time, along with other amendments as set forth herein below, and to restate in their entirety the terms of employee’s employment by the Company.

NOW, THEREFORE, in consideration of the continued employment of employee by the Company and the payment of salary and other compensation to employee by the Company, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to continue to employ employee, and employee hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

2. Term. Employee shall continue to be employed by the Company as provided in Section 1 and such employment shall continue until January 31, 2007, unless sooner terminated as herein provided and Employment is terminable for any reason whatsoever by either the Company or employee upon thirty (30) days prior written notice to the other party, except that the Company may terminate this Agreement immediately for Cause, as defined herein below.

3. Position and Duties.

(a) The Company agrees to continue to employ employee in the capacity of Controls and Systems Engineer and employee agrees to continue to be so employed, in such capacity and having such duties and responsibilities which include, but not be limited, to the following:

•	Kitty hawk III and IV controlled design, documentation and fabrication

•	Kitty hawk III and IV Software design, documentation and programming.

•	Electrical Engineering for the Kitty hawk III and IV product lines

•	Electrical Engineering Training and documentation.

as are assigned to employee from time to time by the Company’s Board of Directors or such officer of the Company that the Board of Directors designates as employee’s supervisor.

(b) Employee agrees to devote all of his full business time and attention to the business and affairs of the Company and will use his best efforts in performing faithfully his duties under this Agreement.

(c) Employee shall use his reasonable best efforts to perform faithfully and efficiently his duties under this Agreement, and shall not engage in or be employed by any other business; provided, however, that nothing contained herein shall prohibit employee from (i) serving as a member of the board of directors, board of trustees or the like of any for-profit entity that does not compete with the Company, or performing services of any type for any civic or community entity, whether or not employee receives compensation therefore, (ii) investing his assets in such form or manner as shall not require any significant services on his part in the operation of the business of or property in which such investment is made as long as such business does not compete with the Company, or (iii) serving in various capacities with, and attending meetings of, industry or trade groups and associations, as long as employee’s engaging in any activities permitted by virtue of clauses (i), (ii) and (iii) above does not materially interfere with the ability of employee to perform the services and discharge the responsibilities required of him under this Agreement.

4. Compensation and Related Matters.

(a) Salary. During the term of this Agreement, the Company shall pay to employee an annual salary of $80,000 in substantially equal installments in accordance with the Company’s payroll policies.

(b) Option. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 174,826 shares of the Company’s common stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Option Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement in substantially the form attached hereto as Exhibit “A” (the “Option Agreement”). The option shall vest immediately and the purchased shares will be subject to repurchase by the Company at fair market value in the event that your service terminates for any reason. The Option Agreement shall contain such other terms as shall be determined by the Board of Directors of the Company.

(c) Expenses. During the term of employee’s employment hereunder, employee shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by employee in performing services hereunder, including all travel and living expenses while away from home on business or at the request of and in the service of the Company, cell phone expenses and entertainment expenses incurred by employee at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, as may be amended from time to time.

(d) Benefits. Employee shall be entitled to participate in or receive benefits under any group health or other employee benefit plan or arrangement made available by the Company to its other similarly situated employees who perform the same or similar duties as employee in the same location, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(e) Sick Leave. Employee shall be entitled to sick and emergency leave in accordance with the regular policies and procedures established by the Company. Any additional sick or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the sole discretion of the Board of Directors of the Company.

(f) Vacations. Employee shall be excused from rendering his services during reasonable vacation periods for 10 business days per year plus any additional vacation days that may be approved by the Chief Executive Officer of the Company or such other officer of the Company that the Company’s Board of Directors designates as employee’s supervisor. Employee shall also be entitled to all paid holidays given by the Company to its employees generally.

5. Termination. Employee’s employment hereunder may be terminated under the following circumstances:

(a) Termination of Employment for Cause. The Company may terminate the employment of the employee if the employee engages in any of the following conduct (termination for “Cause”):

(i) Breaching any material provision of this Agreement;

(ii)  Misappropriating funds or property of the Company;

(iii)  Securing any personal profit not thoroughly disclosed to and approved by the Company in connection with any transaction entered into on behalf of the Company;

(iv) Engaging in conduct, even if not in connection with the performance of his duties hereunder, which might be reasonably expected to result in any effect materially adverse to the interests of the Company, such as fraud, dishonesty, conviction of a felony, or other acts of moral turpitude;

(v) Failing to fulfill and perform the duties assigned to the employee in accordance with the terms hereof; or

(vi) Failing to comply with corporate policies of the Company that are promulgated from time to time by the Company’s Board of Directors.

(b) Termination in the Event of Death or Disability.

(i) The Employer may terminate this Agreement in the event employee becomes and remains “Disabled” (as hereinafter defined), either physically, mentally, or otherwise, for a period of ninety (90) days during any consecutive period. As used herein, “Disabled” shall mean the continuous inability, whether mental or physical, of the employee to perform his normal job functions as determined by at least two (2) of three medical physicians. For purposes of such determination, the employee or his designee shall be entitled to appoint one physician, the Company shall be entitled to appoint one physician, and the two (2) physicians shall mutually appoint a third physician. Notwithstanding the foregoing, the employee or his designee and the Company may mutually agree that the employee is Disabled within the meaning of this Agreement.

(ii) This Agreement shall immediately terminate upon the death of employee.

(c) Termination Without Cause. Either party may terminate the employment of employee without Cause at any time upon written notice to the other party.

6. Effect of Termination of Employment.

(a) Termination for Cause. In the event of termination for Cause, the employee shall be entitled to receive his compensation, as determined in Section 4 of this Agreement, due or accrued on a pro rata basis to the date of termination less the amount of actual damages, if any, caused to the Company by such breach of this Agreement.

(b) Termination upon death or Disability. In the event of termination for death or Disability of the employee, the employee or his estate shall be entitled to receive his compensation, as determined in Section 4 of this Agreement, due or accrued on a pro rata basis to the effective date of termination.

(c) Termination Without Cause. In the event the Company terminates employee’s employment without Cause, the Company shall continue making payments to employee in an amount equal to the compensation of the employee set forth in Section 4(a) of this Agreement, as if he were still employed for six (6) months, which shall constitute the full and total amount of liquidated damages that the employee shall be entitled to receive from the Company and its Affiliates and their officers, directors, and employees whether arising out of contract, tort or other claims arising out of his employment relationship with the Company.

(d) Company’s Right to Repurchase Shares. In the event that employee’s employment is terminated by the Company for Cause or by employee’s voluntary departure, the Company shall have the right to repurchase all Common Stock owned by employee at fair market value, as defined below. In the event that employee’s employment is terminated by the Company without Cause, the employee shall be entitled to retain the stock he owns. The Company shall have the right to repurchase any unvested portion of the stock subject to the Option at fair market value, as defined below. “Fair market value,” for the purposes of this Section 6, shall be determined by a qualified business valuation or appraisal expert chosen jointly by the employee and the Company’s Board of Directors.

7. Confidentiality, Non-Solicitation, and Non-Competition.

(a) Confidential Information. Employee acknowledges that (i) upon execution of this Agreement and during the term of this Agreement and as a part of his employment with the Company and any subsidiaries, whether pursuant to this Agreement or otherwise, employee has been and will be afforded access to “Confidential Information” as hereinafter defined; (ii) public disclosure of such Confidential Information could have a material adverse impact on the Company and its business; and (iii) as a result of his access to such Confidential Information, employee will attain substantial technical expertise, skill and knowledge with respect to the Company’s business. Employee acknowledges that the provisions of this Section 7(a) are reasonable and necessary with respect to the improper use or disclosure of Confidential Information. As used in this Agreement, “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its Affiliates, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its Affiliates (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its Affiliates or any of their consultants, agents or independent contractors or by employee, and whether or not marked confidential, including without limitation information relating to the Company’s or its Affiliates’ products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, inventions and improvements, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

(b) Non-Disclosure of Confidential Information. In consideration of the foregoing and of continued employment by the Company and the compensation and benefits paid or provided and to be paid or provided to employee by the Company pursuant to this Agreement, employee hereby covenants and agrees that during the term of this Agreement and for a period of one (1) year thereafter, employee shall not, without the Company’s prior written consent or as may be required by law or legal process, disclose, communicate, divulge or make available to any person or entity (other than the Company), or use for any purpose other than for the exclusive benefit of the Company, any Confidential Information, whether employee has such information in his memory or embodied in writing or other physical form. Upon termination of employee’s employment hereunder, employee shall deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records employee has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require employee to disclose or otherwise make available any Confidential Information then employee shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. Employee agrees that disclosures made by the Company or its affiliates to governmental authorities, to its customers or potential customers, to its suppliers or potential suppliers, to its employees or potential employees, to its consultants or potential consultants or disclosures made by the Company or its affiliates in any litigation or administrative or governmental proceedings shall not mean that the matters so disclosed are available to the general public. The foregoing, however, shall not limit the Company’s authority to determine whether or not any such information has been so disclosed.

(c) Protection of Information.

(i) The Company shall disclose to employee, or place employee in a position to have access to or develop, trade secrets or confidential information of the Company; and/or shall entrust employee with business opportunities of the Company; and/or shall place employee in a position to develop business good will on behalf of the Company.

(ii) Employee agrees not to disclose or utilize, for employee’s personal benefit or for the direct or indirect benefit of any other person or entity, or for any other reason, whether for consideration or otherwise, during the term of his employment hereunder or at any time thereafter, any information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which are conceived, made, developed, or acquired by employee, individually or in conjunction with others, during employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products, or services of the Company (including, without limitation, all such business ideas, prospects, proposals or other opportunities which are developed by employee during his employment hereunder, or originated by any third party and brought to the attention of employee during his employment hereunder, together with information relating thereto (including, without limitation, data, memoranda, opinions or other written, electronic or charted means, or any other trade secrets or other confidential or proprietary information of or concerning the Company)) (collectively, “Business Information”). Moreover, all documents, drawings, notes, files, data, records, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such Business Information are and shall be the sole and exclusive property of the Company. Upon termination of employee’s employment hereunder, for any reason, employee promptly shall deliver all Business Information, and all copies thereof, to the Company. As a result of knowledge of confidential Business Information of third parties, such as customers, suppliers, partners, joint ventures, and the like, of the Company, employee also agrees to preserve and protect the confidentiality of such third party Business Information to the same extent, and on the same basis, as the Company’s Business Information.

(iii) Employee agrees that, during his employment, any inventions (whether or not patentable), concepts, ideas, expressions, discoveries, or improvements, including, without limitation, products, processes, methods, publications, works of authorship, software programs, designs, trade secrets, technical specifications, algorithms, technical data, know-how, internal reports and memoranda, marketing plans and any other patent or proprietary rights conceived, devised, developed, or reduced to practice, in whole or in part, by employee during the term of his employment by the Company that pertain to hydrogen fuel technology and fuel cell system technology (the “Developments”) are the sole and exclusive property of the Company on a worldwide basis as works made for hire or otherwise, and further that any revenue or other consideration obtained from the sale, license or other transfer or conveyance of any such Development, or a product or service incorporating such Development, is solely for the benefit of and becomes the property of the Company. To the extent a Development may not be considered work made by employee for hire for the Company, employee agrees to assign, and automatically assigns at the time of creation of the Development, without any requirement of further consideration, any and all right, title and interest he may have in such Development. Employee shall preserve each such Development as confidential and proprietary information of the Company. Employee shall promptly disclose each such Development and shall, upon demand, at the Company’s expense, execute and deliver to the Company such documents, instruments, deeds, acts and things as the Company may request to evidence or maintain the Company’s ownership of the Development, in any and all countries of the world, or to effect enforcement thereof, and to assign all rights, if any, of employee in and to each of such Developments. In addition, employee agrees not to publish or seek to publish any information whatsoever concerning any Development without the prior written consent of the Company, which may be withheld in its sole and absolute discretion.

(iv) Any inventions relating to the business of the Company that pertain to hydrogen fuel technology and fuel cell system technology conceived or reduced to practice after employee leaves the employ of the Company shall be conclusively deemed to have been conceived and/or reduced to practice during the period of the employment if conceived and/or reduced to practice within six months from termination of employment, and shall be subject to the terms of this Section 7(c).

(d) Non-Recruitment of Other Company Employees. During the term of  employee’s employment under this Agreement and for a period of one (1) year thereafter, employee will not directly or indirectly (i) recruit, solicit, encourage or induce any employee of the Company or any of its Affiliates to terminate such employment, (ii) otherwise disrupt any such employee’s relationship with the Company or its Affiliates, or (iii) whether individually or as owner, agent, employee, consultant or otherwise, hire, employ or offer employment to any person who is or was employed by the Company or an Affiliate thereof, whether or not such engagement is solicited by employee.

(e) Non-Solicitation of Customers or Other Persons.

(i)  During the term of employee’s employment under this Agreement and for a period of one (1) year thereafter, employee shall not solicit, induce, or attempt to induce any past, current or potential customer of the Company or its Affiliates to (A) cease doing business in whole or in part with or through the Company or its Affiliates or otherwise disrupt any previously established relationship existing between such customer and the Company or its Affiliates, or (B) do business with any other person or entity which performs services materially similar to or competitive with those provided by the Company or its Affiliates.

(ii) During the term of employee’s employment under this Agreement and for a period of one (1) year thereafter, employee shall not solicit, induce, or attempt to induce any supplier, lessor, licensor, or other person who has a business relationship with the Company or its Affiliates, or who on the date employee’s employment hereunder is terminated is engaged in discussions or negotiations to enter into a business relationship with the Company or its Affiliates, to discontinue or reduce the extent of such relationship with the Company or its Affiliates.

(f) Non-Competition with the Company. Employee acknowledges and agrees that the services which have been and will be performed by employee for the Company or its Affiliates, whether during his employment with the Company or any Affiliates otherwise than pursuant to this Agreement, include services of a special, unique, unusual, extraordinary and intellectual character. Employee further acknowledges that the business of the Company and its subsidiaries is worldwide in scope, that employee has been and will be an integral part of conceiving, developing, marketing and selling such products and services on a worldwide basis, and that the Company and its subsidiaries compete with other organizations that are or could be located in any part of the world. Employee further acknowledges that, by virtue of the character of his services employee will be deemed to have worked for the Company or its subsidiaries at any and every location and geographic area in which employee’s services have been or will be applied on behalf of the Company or any subsidiary during his employment by the Company or any subsidiary whether pursuant to this Agreement or otherwise, irrespective of whether or not employee was physically present at such location or geographic area. Therefore, employee hereby covenants and agrees that during the term of employee’s employment hereunder and for a period of one (1) year thereafter, employee will not directly or indirectly engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by, associated or connected with, or render services or advice to, any other business whose services, products or activities compete in whole or in part with the services, products or activities of the Company relating to Company’s hydrogen fuel technology and fuel cell system technology or its subsidiaries, within all geographic areas worldwide in which employee’s services were applied by the Company or its subsidiaries at any time during employee’s by the Company or its subsidiaries otherwise than pursuant to this Agreement.

(g) Reasonableness of Covenants. It is understood and agreed by the parties hereto that the covenants by employee set forth in this Section 7 are essential elements of this Agreement and that but for employee’s agreement to comply with such covenants, the Company would not have entered into this Agreement. The parties also acknowledge that the time, scope, geographic area and other provisions of Section 7(b) through 7(f) have been specifically negotiated at arm’s length by sophisticated commercial parties with peculiar knowledge of the Company’s business. It is further agreed that all such provisions are reasonable under the circumstances pertaining to the Company’s business and employee’s key role therein, and necessary for the protection of the Company’s legitimate business interests. The Company and employee have independently consulted their respective legal counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the businesses conducted by the Company and its subsidiaries.

(h) Injunctive Relief and Other Remedies with Respect to Covenants. Employee acknowledges and agrees that the covenants and obligations of employee as set forth in this Section 7 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Employee further agrees that if, at any time, despite express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of Section 7(b) through 7(f) of this Agreement is unenforceable for any reason, the maximum permissible restrictions of time, scope or geographic area as determined by such court, will be substituted for any such restrictions held unenforceable. In the event  employee’s breach (or threatened breach in the case of clause (i) below) of any of the covenants and obligations set forth in this Section 7, employee agrees that the Company will (i) be entitled to an injunction, restraining order or such other equitable relief restraining employee from violating such covenants and obligations contained in this Section 7, without requiring the Company to post any bond or surety therefore, and (ii) have no further obligation to make any payments to employee hereunder. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity, including, but not limited to, recovery of costs and expenses such as reasonable attorneys’ fees by reason of any such breach, actual damages sustained by the Company as a result of any such breach, and cancellation of any unpaid salary, bonus, commissions or reimbursements otherwise outstanding at such time.

(i) Applicability of Certain Sections. Notwithstanding the foregoing, the parties agree that Sections 7(d), 7(e) and 7(f) shall be binding upon employee only in the event that employee voluntarily terminates his employment hereunder during the term of this Agreement without the consent of the Company and in the event that employee is discharged by the Company for Disability or Cause.

8. Market Stand-Off. In connection with any public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, including the Company’s first public offering, the Employee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any equity securities of the Company without the prior written consent of the Company or its underwriters, if any. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters, if any. In no event, however, shall such period exceed the shortest such period required of any stockholder holding five percent (5%) or more of the Company’s common stock on the date hereof. The Market Stand-Off shall in any event terminate two (2) years after the date of the Company’s first public offering following the date hereof. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any equity securities of the Company subject to the Market Stand-Off, or into which such equity securities of the Company thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the equity securities of the Company until the end of the applicable stand-off period. The Company’s underwriters, if any, shall be beneficiaries of the agreement set forth in this Subsection (c).

9. Successors; Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto; provided that the Company may assign any rights, interests or obligations hereunder to any successor (whether direct or indirect, by merger, purchase, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

10. Notice. All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) personal delivery to the designated individual, (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service with confirmation of receipt or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:

To the Company:

3 Riverway, Suite 1700
Houston, Texas 77024
Attention: John Sifonis

To Employee:

Eric J. Ladd
4987 West Woodbend Road
West Jordan, Utah 84084

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by employee and such officer of the Company as may be specifically designated by the Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

15. Governing Law. This Agreement , the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Texas, without giving effect to its choice of laws principles. Exclusive venue for any litigation between the parties hereto shall be in Harris County, Texas, and shall be brought in the State District Courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division. The parties hereto waive any challenge to personal jurisdiction or venue (including without limitation a challenge based on inconvenience) in Harris County, Texas, and specifically consent to the jurisdiction of the State District Courts of Harris County and the United States District Court for the Southern District of Texas, Houston Division.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY: TRULITE, INC. By: Name: John Sifonis Title: President EMPLOYEE: /s/ Eric J. Ladd Eric J. Ladd